Free Writing Prospectus                           Filed Pursuant to Rule 433(d)
Dated May 30, 2007                                  Registration No. 333-138043
                                                  Registration No. 333-138043-1


From:      BILL ORR, WACHOVIA CORPORATION                        5/30  12:38:03
Subject:   ABS NEW ISSUE:  1.95B WALOT 2007-1 **Priced**
CONSUMER ABS TRADING                Work # 704.715.8300      Cell  704.517.2117
Lead:  Wachovia     Co-Mgrs: CS/RBS/Guzman

                        Ratings
CLS        $AMT         (M/S/F)         WAL     WNDW       E.F.      LEGAL   Bmrk/Px    Px/Gd     Yield
------   ------      -------------     -----   ------     ------    -------  -------   -------   -------
A-1      384.00       P-1/A1+/F1+       0.31    6 mos     12/07      06/08   I LIB -      -3      5.3372
A-2      613.00       Aaa/AAA/AAA       1.00   12 mos     11/08      07/10   EDSF +       +2      5.421
A-3A     200.00       Aaa/AAA/AAA       2.16   19 mos     05/10      04/12   I-SW +       +6      5.352
A-3B     518.00       Aaa/AAA/AAA       2.16   19 mos     05/10      04/12   1ML  +       +2
B         75.00        Aa2/AA/AA        3.08    4 mos     08/10      07/12   I-SW +       +18     5.449
C         80.00          A2/A/A         3.20    1 mos     08/10      10/12   I-SW +       +25     5.521
D         80.00       Baa3/BBB/BBB      3.20    1 mos     08/10      02/13   I-SW +       +45     5.721

* A3A/A3B SIZED BASED UPON DEMAND
Exp. settlement 6/7/07


Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and
(iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.